Exhibit (a)(14)

TRUSTEE AUTHORIZATION TO ESTABLISH
ADDITIONAL SERIES OF SHARES
OF THE TIAA-CREF FUNDS

          In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, and the approval of the Trust’s Board of Trustees at its September 13, 2011 meeting, the undersigned Trustees of the Trust hereby establish the following additional separate and distinct series of shares of the Trust or such other names as may be determined:

Lifestyle Aggressive Growth Fund
Lifestyle Growth Fund
Lifestyle Moderate Fund
Lifestyle Conservative Fund
Lifestyle Income Fund

          Furthermore, the new series shall be authorized to issue shares in four different share class designations: Institutional Class, Retirement Class, Premier Class and Retail Class.

          IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 13th day of September, 2011.

/s/ Forrest Berkley	/s/ Nancy L. Jacob

Forrest Berkley	Nancy L. Jacob

/s/ Nancy A. Eckl	/s/ Bridget A. Macaskill

Nancy A. Eckl	Bridget A. Macaskill

/s/ James M. Poterba	/s/ Michael A. Forrester

James M. Poterba	Michael A. Forrester

/s/ Maceo K. Sloan	/s/ Howell E. Jackson

Maceo K. Sloan	Howell E. Jackson

/s/ Laura T. Starks

Laura T. Starks